Exhibit 99.1


[LOGO]                                           Investor Contact:
TASKER PRODUCTS
PRESS RELEASE                                      Joseph M. Zappulla
                                                   Wall Street Consultants Corp.
                                                   212-681-4100
                                                   jzappulla@wallstreetir.com


         Tasker Capital Completes Acquisition of Assets of pHarlo Citrus
           Technology, pHarlo Citrus Properties, Indian River Labs and
                               Coast to Coast Labs

  Acquisition provides Tasker with rights to all patent and provisional patent applications to all of the utility patents that relate to Tasker's product line and fields of use and all current revenue contracts

DANBURY, Conn., July 18, 2005 -- Tasker Capital Corp. (OTC Bulletin Board:
TKER), a distributor and marketer of licensed proprietary technology that is highly effective in inhibiting pathogenic bacteria, today announced that it has completed its purchase of all functional assets of pHarlo Citrus Technologies, Inc. ("pHarlo"), Indian River Labs, LLC ("IRL"), pHarlo Citrus Properties Partnership, LLLP ("PCPP") and Coast to Coast Laboratories, LLC ("C2C", and, all together the "Pharlo Entities").

Included in the acquired assets were the following utility patent applications. Such patent applications include both US applications and applications in certain other countries and include two US Provisional Applications not yet subject to any international application:

o Antimicrobial Processing Aid and Food       o Antimicrobial Composition for
  Additive (US Provisional Application)         Pre-Harvestand Post-Harvest
                                                Treatment of Plants and Animals

o Skin Care Composition for Dermatological    o Oral Health Care Drink and
  Disorders including burn and wrinkle creams   Method for Reducing Malodors
  (US Provisional Application)
                                              o Antimicrobial Food Additive and
o Hangover Remedy and Alcohol Abatement         Treatmentfor Cooked Food, Water
  Composition                                   and Wastewater

In addition to purchasing the rights to the utility patent applications and provisional patent applications described above, Tasker acquired the working assets of IRL and C2C, which includes the equipment, raw material and inventory of their operations and all existing contracts, including C2C's recently announced national distribution agreement with WALCO for its UNIFRESH(TM) Footbath.

In addition, Tasker and pHarlo IP, LLC, an affiliate of the pHarlo Entities, have entered into a new Patent and Technology Sub-License Agreement relating to Tasker's sub-license of the "base patents" in specified fields of use relating to its product line. Under this new sub-license agreement, Tasker also has the right of first refusal for transactions involving use of the base patents that are outside the acquired utility patent applications and fields of use covered by the sub-license agreement.


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As part of the transaction, Tasker has the right to receive a 19.9 percent interest in Phitex Ltd., LLLP, the indirect one hundred percent owner in the "base patents", subject to certain conditions. It should be noted that if Tasker were to pass upon its first refusal rights with respect to any particular field of use under the sub-license agreement, it would share in any monetary benefits derived from any exploitation by Phitex of such field of use through such 19.9% interest in Phitex.

Under the terms of the agreement, consideration for the purchased assets is comprised of (1) monetary consideration of $4,109,973, of which $750,000 was the cancellation of certain notes owed to Tasker, $1,428,000 was paid at closing and $1,931,973 plus interest will be paid over a two year period, and (2) 18,792,388 shares of Tasker common stock. The majority of these shares is subject to lock-up agreements and become available for sale over the course of the next two years or earlier under certain conditions, including if certain revenue milestones are achieved or if there is a change in control of Tasker. The holders of the shares of Tasker common stock issued as consideration for this transaction have certain resale registration rights. It is expected that approximately 20 percent of these shares, upon effectiveness of such registration with the SEC, will be released from the lock-up.

Tasker plans to file a Current Report on Form 8-K on or before Wednesday, July 20, 2005, providing further information regarding these transactions as required by such Form. Tasker does not currently anticipate that the financial statements of the pHarlo Entities will be filed as part of such filing. Such financial statements will be filed at a later date as permitted by Form 8-K.

Robert Appleby, Tasker's president and CEO, commented, "From the onset of our relationship with pHarlo, PCPP, IRL and C2C, we have worked as a team in all facets of the business. The completion of this acquisition unifies and solidifies our business objectives. We believe that by obtaining ownership of the utility patent applications associated with our fields of use we will be able to fully exploit the acquired businesses' respective market potential and maximize shareholder value."

C2C has made meaningful progress in marketing UNIFRESH(TM) to the pre-harvest market. Existing lines include UNIFRESH(TM) Pen Spray for poultry, UNIFRESH(TM) Drinking Water Concentrate for animals, UNIFRESH(TM) Manure Pit Concentrate to control odors from deep manure pits and storage ponds, and UNIFRESH(TM) Egg Wash Concentrate to control pathogens during egg harvestings.

Mr. Appleby concluded, "We expect that the progress IRL and C2C have already achieved will provide a relatively short payback period. We are excited over the many potential markets our technology is addressing."


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About Tasker Capital

Tasker Capital is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties, to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Presently the company markets Close Call(TM), the world's first clinically proven anti-microbial oral hygiene breath drink. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com


This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Annual Report on Form 10-KSB as filed with SEC.